Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
AmeriVest Properties Inc.:

We consent to the use of our report dated October 4, 2002, with respect to the statement of revenue and certain expenses of Parkway Centre II Office Building in Plano, Texas for the year ended December 31, 2001 included in the AmeriVest Properties Inc. Form 8-K/A dated September 5, 2002 and incorporated herein by reference.

/s/    KPMG LLP

Denver, Colorado
December 11, 2002